Exhibit 99.1

Red Rock Resorts Announces First Quarter 2019 Results

LAS VEGAS, April 30, 2019 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts", "we" or the "Company") (NASDAQ: RRR) today reported financial results for the first quarter ended March 31, 2019.

Net revenues were $447.0 million for the first quarter of 2019, an increase of 6.2%, or $26.0 million, from $421.0 million for the same period of 2018. The increase in net revenues was primarily due to an increase in Las Vegas operations.

Net income was $20.3 million for the first quarter of 2019, a decrease of 75.3%, or $61.8 million, from $82.1 million for the same period of 2018. The decrease in net income was primarily due to a decrease in the fair value of derivative instruments, an increase in write-downs and other charges, and a prior year gain associated with the extinguishment of a tax receivable liability.

Adjusted EBITDA(1) was $145.1 million for the first quarter of 2019, an increase of 3.6%, or $5.0 million, from $140.1 million in the same period of 2018. The increase in Adjusted EBITDA was primarily due to an increase in Las Vegas operations.

Las Vegas Operations

Net revenues from Las Vegas operations were $422.4 million for the first quarter of 2019, an increase of 6.9%, or $27.2 million, from $395.2 million in the same period of 2018. Adjusted EBITDA from Las Vegas operations was $130.5 million for the first quarter of 2019, an increase of 3.7%, or $4.6 million, from $125.9 million in the same period of 2018.

Native American Management

Adjusted EBITDA from Native American operations was $21.5 million for the first quarter of 2019, a 2.8% decrease from $22.1 million in the same period of 2018. The decrease was primarily due to the expiration of the Gun Lake management agreement in February of 2018, partially offset by increased management fees generated under the Graton Resort management agreement.

Palms Redevelopment Update

The Palms redevelopment project remains on schedule and the budget remains unchanged. With the exception of the new wellness spa and salon (which is expected to be complete by the end of the second quarter of 2019), phase two of the project is now complete. In addition, with the exception of Michelin-starred dim sum restaurant Tim Ho Wan (which is expected to be complete by the end of the third quarter of 2019), phase three of the project is now also complete. As of March 31, 2019, the Company has incurred approximately $587 million in costs against the $690 million project.

Balance Sheet Highlights

The Company's cash and cash equivalents at March 31, 2019 were $109.2 million and total principal amount of debt outstanding at the end of the first quarter was $3.0 billion. The Company's debt to Adjusted EBITDA and interest coverage ratios were 5.1x and 4.3x, respectively.

Quarterly Dividend

The Company's Board of Directors has declared a cash dividend of $0.10 per Class A common share for the second quarter of 2019. The dividend will be payable on June 28, 2019 to all stockholders of record as of the close of business on June 14, 2019.

Prior to the payment of such dividend, Station Holdco LLC ("Station Holdco") will make a cash distribution to all unit holders of record, including the Company, of $0.10 per unit for a total distribution of approximately $11.7 million, approximately $7.0 million of which is expected to be distributed to the Company and approximately $4.7 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 0105189. A replay of the call will be available from today through May 7, 2019 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations. Adjusted EBITDA includes net income plus depreciation and amortization, share-based compensation, write-downs and other charges, net, including Palms redevelopment and preopening expense, tax receivable agreement liability adjustment, interest expense, net, loss on modification of debt, change in fair value of derivative instruments, provision for income tax and other.

Company Information and Forward Looking Statements

Red Rock Resorts owns a majority indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the effects of the economy and business conditions on consumer spending and our business; competition, including the risk that new gaming licenses or gaming activities are approved; our substantial outstanding indebtedness and the effect of our significant debt service requirements; our ability to refinance our outstanding indebtedness and obtain necessary capital; the impact of extensive regulation; risks associated with changes to applicable gaming and tax laws; risks associated with development, construction and management of new projects or the redevelopment or expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

View source version on http://redrockresorts.investorroom.com/:

CONTACT:

Red Rock Resorts
Kevin Schubert
Senior Vice President
(702) 495-3550

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Operating revenues:
Casino	$ 244,933	$ 236,247
Food and beverage	104,933	90,928
Room	48,075	46,630
Other	25,922	22,556
Management fees	23,159	24,678
Net revenues	447,022	421,039
Operating costs and expenses:
Casino	82,940	78,958
Food and beverage	92,236	80,109
Room	20,196	20,100
Other	11,859	8,786
Selling, general and administrative	99,065	95,109
Depreciation and amortization	50,853	43,164
Write-downs and other charges, net	23,728	3,845
Tax receivable agreement liability adjustment	-	(16,873)
	380,877	313,198
Operating income	66,145	107,841
Earnings from joint ventures	505	608
Operating income and earnings from joint ventures	66,650	108,449

Other (expense) income:
Interest expense, net	(37,438)	(31,111)
Loss on modification of debt	(302)	-
Change in fair value of derivative instruments	(6,638)	15,803
Other	(69)	(155)
	(44,447)	(15,463)
Income before income tax	22,203	92,986
Provision for income tax	(1,919)	(10,856)
Net income	20,284	82,130
Less: net income attributable to noncontrolling interests	8,961	30,950
Net income attributable to Red Rock Resorts, Inc.	$ 11,323	$ 51,180

Earnings per common share:
Earnings per share of Class A common stock, basic	$ 0.16	$ 0.74
Earnings per share of Class A common stock, diluted	$ 0.16	$ 0.65

Weighted-average common shares outstanding:
Basic	69,397	68,798
Diluted	116,693	116,947

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net Income to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Net revenues
Las Vegas operations	$ 422,370	$ 395,170
Native American management	22,996	24,505
Reportable segment net revenues	445,366	419,675
Corporate and other	1,656	1,364
Net revenues	$ 447,022	$ 421,039

Net income	$ 20,284	$ 82,130
Adjustments
Depreciation and amortization	50,853	43,164
Share-based compensation	3,853	2,454
Write-downs and other charges, net	23,728	3,845
Tax receivable agreement liability adjustment	-	(16,873)
Interest expense, net	37,438	31,111
Loss on modification of debt	302	-
Change in fair value of derivative instruments	6,638	(15,803)
Provision for income tax	1,919	10,856
Other	69	(807)
Adjusted EBITDA	$ 145,084	$ 140,077

Adjusted EBITDA
Las Vegas operations	$ 130,478	$ 125,877
Native American management	21,476	22,094
Reportable segment Adjusted EBITDA	151,954	147,971
Corporate and other	(6,870)	(7,894)
Adjusted EBITDA	$ 145,084	$ 140,077